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                                                                   EXHIBIT 10.22



                        SETTLEMENT AND RELEASE AGREEMENT


         Leslie G. McCraw and Fluor Corporation have reached the following Agreement in connection with Employee's separation from Fluor Corporation. In this Agreement, "Employee" refers to Leslie G. McCraw. "Company" refers to Fluor Corporation.

         1. PAYMENTS. The Company agrees to make the payments and accommodations described on Exhibit A (attached), which is part of this Agreement to the Employee. Employee understands that the Company will deduct from these amounts federal withholding taxes and other deductions the Company is required by law to make from wage payments to employees. Employee further understands that these amounts are all Employee is entitled to receive from the Company except for those amounts described in Paragraph 5 to which Employee may be entitled. Employee will receive no further wage, vacation or other similar payments from the Company.

         2. NO OBLIGATION TO MAKE PAYMENT UNDER NORMAL POLICIES. Employee agrees that the payments and accommodations described on Exhibit A are more than the Company is required to pay under its normal policies and procedures and that Employee is not entitled to them unless and until the Agreement becomes effective.

         3. COMPLETE RELEASE. Employee agrees to release the Company, any related companies, and the employees and directors of any of them from all claims or demands Employee may have, of every kind and nature, known or unknown to the Employee and in particular any claims or demands based on Employee's employment with the Company or the termination of that employment. This includes a release of any rights or claims Employee may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans With Disabilities Act, which prohibits discrimination in employment based on an individual's physical or mental disabilities; the Equal Pay act, which prohibits paying men and women unequal pay for equal work; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes a release by Employee of any claims for wrongful discharge.

         4. ADDITIONAL FACTS. Employee agrees and acknowledges that he may hereafter discover facts different from, or in addition to, those he now believes to be true with respect to any or all of the claims or demands herein released. Nevertheless, the Company and Employee agree that the release set forth above shall be and remain effective in all respects, notwithstanding the discovery of such different or additional facts.

         5. RELEASE INAPPLICABLE TO RETIREMENT BENEFITS. This release does not include a release of Employee's right, if any, to retirement benefits under the Company's standard retirement programs.

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         6. NO FUTURE LAWSUITS. Employee promises never to file a lawsuit asserting any claims that are released in Paragraphs 3 and 4. Similarly, Company promises never to file a lawsuit asserting any claims that are released in this Agreement.

         7. NON-ADMISSION OF WRONGDOING. By making this Agreement, neither the Company nor the Employee admits that they have done anything wrong.

         8. NON-RELEASE OF FUTURE CLAIMS. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 or the Americans With Disabilities Act which arise after the date the Employee signs this Agreement.

         9. CONSEQUENCES OF EMPLOYEE VIOLATION OF PROMISES. If Employee breaks Employee's promise in Paragraph 6 of this Agreement and files a lawsuit based on legal claims that Employee has released, Employee will pay for all costs incurred by the Company, any related companies or the directors or employees of any of them, including reasonable attorneys' fees if employer is successful, in defending against the Employee's claim.

         10. PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT. Employee acknowledges that Employee has been given a period of at least 21 days to review and consider this Agreement before signing it. Employee further understands that Employee may use as much of this 21 day period as Employee wishes prior to signing.

         11. CONSULT WITH ATTORNEY. Employee is advised to consult with an attorney before signing this Agreement. Employee understands that whether or not to do so is Employee's decision.

         12. EMPLOYEE'S RIGHT TO REVOKE AGREEMENT. Employee may revoke this Agreement within seven days after the date Employee signs it by delivering written notice to Bobby Inman Fluor Daniel, Inc., 3353 Michelson Drive, Irvine, California 92698. Such written notice must be received no later than the close of business on the seventh day after Employee signs this Agreement. If Employee revokes this Agreement it shall not be effective or enforceable and Employee will not receive the payments and accommodations described in Paragraph 1. This Agreement will not be effective or enforceable until the seven day period has expired.

         13. APPLICABLE LAW. This Agreement shall be governed by and construed and enforced under South Carolina law, excluding the provisions thereof which refer to the laws of another jurisdiction.

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         14. CONFIDENTIAL INFORMATION. Employee promises that Employee will keep the terms, amounts and fact of this Agreement completely confidential, and promises not to disclose any information about this Agreement to anyone other than Employee's spouse, attorney, financial or tax advisor, or senior members of the Company's Tax or Human Resources Department. Before Employee tells his spouse or attorney, financial or tax advisor anything about this Agreement, he will inform them of this confidentiality clause and have them agree to follow it. If this Agreement is sought by court order or otherwise compulsion of law, Employee will promptly provide Company and its counsel with sufficient notice in advance of such proposed disclosure to enable the Company to be heard with respect to any such disclosure.

         15. CONFIDENTIAL INFORMATION; NO SOLICITATION. Employee understands and agrees that in the course of Employee's employment with the Company, Employee has acquired confidential information and trade secrets concerning the Company's operations, its future plans and its methods of doing business. Employee understands and agrees it would be extremely damaging to the Company if Employee disclosed such information to a competitor or made it available to any other person or company. Employee understands and agrees that such information has been divulged to Employee in confidence and Employee understands and agrees that Employee will keep such information secret and confidential unless disclosure is required by court order or otherwise by compulsion of law. Employee further agrees that Employee will not solicit or participate in or assist in any way in the solicitation of any other employees of the Company or of any of its affiliates. In view of the nature of Employee's employment and the information and trade secrets which Employee has received during the course of Employee's employment, Employee also agrees that the Company would be irreparably harmed by any violation, or threatened violation of the agreements in this paragraph and that, therefore, the Company shall be entitled to an injunction prohibiting Employee from any violation or threatened violation of such agreements.

         16. SEVERABILITY. If any provision or part of this Agreement is held or determined to be invalid or unenforceable for any reason, each such provision or part shall be severed from the remaining provisions of the Agreement or the Agreement shall be read and interpreted as if it did not contain such provision or part. The validity and enforceability of remaining provisions shall not be affected by any such invalid or unenforceable part or provision.

         17. INDEMNIFICATION: If Employee is subjected to any claim or demand involving any action or inaction allegedly taken by him during the course of his employment or directorship with the Company, Employee will be entitled to all rights of indemnification which may then be available to other executive officers or directors of the Company, including, without limitation, insurance protection under any director and/or officer liability insurance coverage maintained by the Company or any subsidiary and any rights to indemnification provided by applicable law or the By-laws of the Company or any subsidiary, and the Company will, and shall cause any subsidiary to, cooperate fully with the Employee in responding to or defending against any such claim or demand.

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         18. COOPERATION: Employee agrees to make himself available to respond to inquiries by the Company regarding management, regulatory, and legal activities which he acquired knowledge while employed by the Company. Employee agrees to make available, without the requirement of being subpoenaed, to confer with counsel at reasonable times and locations and upon reasonable notice concerning any knowledge he has or may have with respect to actual and/or potential disputes arising out of the activities of the Company during his period of employment. Employee further agrees to submit to deposition and/or testimony in accordance with the laws of the forum involved concerning any knowledge he has or may have with respect to actual and/or potential disputes arising out of the activities of the Company during his period of employment.

         19. NON-COMPETITION: During the terms of this Agreement, the Employee agrees that it will not in any manner directly or indirectly provide services, advice or other assistance to any firm or business which is similar to or competitive with the business of the Company or any of its affiliates without prior written approval.

         20. ENTIRE AGREEMENT. This Agreement, which includes Exhibit A, is the entire Agreement between Employee and Company. The Company has made no promises to Employee other than those in this Agreement.



         EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

         PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

                                                        FLUOR CORPORATION

  January 22, 1998
---------------------------                  BY: /s/ Bobby R. Inman
DATE SIGNED                                     --------------------------------
                                                Bobby R. Inman

  January 22, 1998                                /s/ Leslie G. McGraw
---------------------------                  -----------------------------------
DATE SIGNED                                  EMPLOYEE SIGNATURE


/s/ Janet L. Donovan
---------------------------
WITNESS SIGNATURE

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                                  EXHIBIT A TO
                        SETTLEMENT AND RELEASE AGREEMENT
                 BETWEEN LESLIE G. MCCRAW AND FLUOR CORPORATION




                               SEVERANCE BENEFITS
                               ------------------

           For entering into this agreement, the Company will make the following payments, accommodations, or provide these benefits which are more than the Company is required to do under normal policy.

1. The Organization and Compensation Committee of the Board of Directors has accepted your request for early retirement, which accords you the following benefits:

                      a. 100% vesting on all stock options, and you will have three years from the date of your early retirement to exercise these vested options.

                      b. Restricted stock/restricted units currently awarded will vest 100% on the date your employment ends. Restricted units are intended to cover the required deductions for state and federal taxes as well as other required payroll taxes such as Social Security, Medicare, etc. With the recent change in tax laws, the awarded restricted units are not adequate to cover these required taxes and a payment on your part will be required to cover these.

                      c. Supplemental Life Insurance provides a death benefit of $5.0 MM while employed. After your employment ends, and provided that you fulfill all other obligations under the S & R agreement, you have requested the continuation of the death benefit until age 65 and then to begin installment payments of $35,389.55 per month for 10 years.

                              The Organization and Compensation Committee has approved your request.

                              If you should pass away before the installment payments have been completely paid, your beneficiary may request to continue the installment payments or receive a lump-sum amount equal to the remaining installments, discounted to current value at the time payment is made.

                      d. You will be given, as a taxable gift, your assigned company-owned vehicle. Insurance and maintenance on this vehicle will become your responsibility on transfer of ownership upon your separation.

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                      e.      We will continue your normal Employee Health Care
                              coverage (provided you pay the employee portion of the premiums) and your Executive Health Care (Company paid) for two years following your separation. COBRA provisions for Executive Health Care is available for 18 months following the end of this 2-year continuation period at your expense.

                              If you should pass away, your spouse may continue coverage at the employee-only rate or for the employee and family rate if there are covered dependents.

                      f. Tax services and personal financial planning will be reimbursed per the Management Directive in an amount up to $10,000 ($8,000 and $2,000 respectively).

           4. Your incentive compensation (management bonus) for FY'97 was zero as determined by the Organization and Compensation Committee.

           5. Receipt of cash awards under the LTI Program requires the executive be actively employed (not on leave of absence) at the time payment is made and there is no proration of cash awards. It was determined by the Organization and Compensation Committee that you had completed the fiscal year and will pay the amount of $138,336 for Plan Year 1995-97. The Cash Awards for Plan Years 1996-98 and 1997-99 will be forfeited.

           6. Club membership fees and related business expenses will be reimbursed during the period of active employment. Upon termination of employment, club memberships and tickets owned or purchased by the company will be reassigned to another executive. the Company Membership in the Greenville Country Club will be transferred to you as a taxable gift. Until The Vintage membership in your name is reassigned, you may use these club privileges.

           7. While a director, you will continue to participate in the Directors Supplemental Life Insurance Plan which provides $75,000 to your beneficiary.

           8. We will pay you in a lump sum or installment payment/payments (your choice) two year's base salary.

           9. We will pay for you and your spouse to have a physical exam at the Cooper Clinic.

           10. The Company will provide office space, secretarial support and other office services.

           11. The Company will reimburse you for actual, reasonable out-of-pocket expenses related to services provided by you at the Company's request and in accordance with the Company's reimbursement policies through January 1, 2000.